Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Hudson Capital Inc. (formerly known as China Internet Nationwide Financial Services Inc.) on Amendment No. 3 to Form S-4 of our report dated May 10, 2019, with respect to our audit of the consolidated financial statements of Hudson Capital Inc. for the year ended December 31, 2018, and the effects of the adjustments to retroactively reflect the reverse stock split described in Notes 12 and 16 which were audited by other auditors, which report appears in the Proxy statement/Prospectus, and which is also part of this Registration Statement. We were dismissed as auditor on November 13, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Wei, Wei & Co., LLP

Wei, Wei & Co., LLP
Flushing, New York
May 18, 2021